Registration No. 333-

               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549

       __________________________________________________

                            FORM S-8
                  REGISTRATION STATEMENT UNDER
                   THE SECURITIES ACT OF 1933

                 RIGHTCHOICE MANAGED CARE, INC.
     (Exact Name of Registrant as Specified in Its Charter)



             Missouri                                  43-1674052
   (State or Other Jurisdiction            (I.R.S. Employer Identification No.)
    of Incorporation or Organization)

         1831 Chestnut Street, St. Louis, Missouri       63103-2275
         (Address of Principal Executive Offices)        (Zip Code)


       RightCHOICE Managed Care, Inc. Amended and Restated
 Non-employee Directors' Nonqualified Deferred Compensation Plan
                    (Full Title of the Plan)

                      ANGELA F. BRALY, ESQ.
Executive Vice President, General Counsel and Corporate Secretary
                 RightCHOICE Managed Care, Inc.
                      1831 Chestnut Street
                 St. Louis, Missouri  63103-2275
                        (314) 923-4430
(Name, Address and Telephone Number, Including Area Code, of Agent for Service)


                CALCULATION OF REGISTRATION FEE
                                                       Proposed
                                        Proposed        Maximum
     Title of                            Maximum       Aggregate    Amount of
    Securities          Amount to be   Offering Price   Offering   Registration
 to be Registered       Registered(1)   Per Share(2)    Price(2)      Fee(2)
Class A Common            50,000         $11.3750       $568,750     $158.11
Stock ($0.01 par value)

     (1) Pursuant to Rule 416(c) under the Securities Act of 1933, as amended, this Registration Statement shall also be deemed to cover an indeterminate amount of interests to be offered or sold pursuant to the plan described herein and any additional securities to be offered or issued to prevent dilution resulting from stock splits, stock dividends and similar transactions.

     (2) The Securities registered hereunder are to be offered pursuant to the RightCHOICE Managed Care, Inc. Amended and Restated Non-employee Directors' Nonqualified Deferred Compensation Plan. The amount set forth herein is estimated solely for purposes of calculating the registration fee in accordance with Rule 457(h)(1). Pursuant to Rule 457(c), the amount set forth herein represents the average of the high and low prices of the Registrant's Common Stock as of July 28, 1999, such date being within five business days of the filing of this Registration Statement.

  PART II - INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

RightCHOICE Managed Care, Inc. (the "Registrant") hereby incorporates by reference into this Registration Statement the following documents:
(a) the Registrant's annual report on Form 10-K for the year ended December 31, 1998;
(b) the Registrant's quarterly report on Form 10-Q for the quarter ended March 31, 1999; and
(c)  the description of the Registrants' Class A Common Stock,
     $0.01 par value, contained in the Registrant's Registration
     Statement on Form 8-A (No. 1-13248).

All reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities offered hereby then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents, except that any information included in any such document in response to Item 402(i), (k) or (l) of Regulation S-K shall not be deemed to constitute a part of this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.

Item 5.  Interests of Counsel and Named Experts.

     The validity of the shares of the Registrant's Class A Common Stock registered pursuant to this Registration Statement and certain other legal matters have been passed upon for the Registrant by Lewis, Rice & Fingersh, L.C., St. Louis, Missouri. As of June 29, 1999, members of, and attorneys employed by Lewis, Rice & Fingersh, L.C. owned directly or indirectly 4,000 shares of the Registrant's Class A Common Stock.

Item 6.  Indemnification Of Directors And Officers.

     Section 351.355(1) and Section 351.355(2) of The General and Business Corporation Law of Missouri (the "MGBCL") provide that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of an action or suit by or in the right of the corporation, the corporation may not indemnify such persons against judgments and fines, and no person shall be indemnified as to any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation, unless and only to the extent that the court in which the action or suit was brought determines upon application that such person is fairly and reasonably entitled to indemnity for proper expenses. Section 351.355(3) of the MGBCL provides that, to the extent that a director, officer, employee or agent of the corporation has been successful on the merits or otherwise in the defense of any such action, suit or proceeding or any claim, issue or matter therein, he shall be indemnified against expenses, including attorney's fees, actually and reasonably incurred in connection with such action, suit or proceeding.
Section 351.355(7) of the MGBCL provides that a Missouri corporation may provide additional indemnification to any person indemnifiable under Section 351.355(1) or Section 351.355(2), provided such additional indemnification is authorized by the corporation's articles of incorporation or an amendment thereto or by a shareholder-approved bylaw or agreement, and provided further that no person shall thereby be indemnified against conduct which was finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct.

     Article IX of the Registrant's Articles of Incorporation, as amended, permits the Registrant to indemnify directors, officers, trustees, employees, agents or persons in any comparable office or position to the fullest extent permitted by MGBCL. Article IX of the Registrant's Articles of Incorporation, as amended, also provides that in the event that the laws (including statutes, case law or principles of equity) of the state of Missouri are amended or changed to permit broader rights of indemnification, then the Registrant automatically shall be deemed authorized to indemnify such persons to the fullest extent permitted by such law, as so changed, without the need for any further action by the Registrant's directors or shareholders.

     Section 5.1 of the Registrant's Bylaws, as amended, requires the Registrant to indemnify any person who has been or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, investigative or appellate (other than an action by or in the right of the Registrant) by reason of the fact that such person is or was serving as a director or officer of the Registrant or, at the Registrant's request, was serving as a director, officer, trustee or in any other comparable position of any other corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise, against all liabilities and expenses actually and reasonably incurred by such person in connection with any action, suit or proceeding; provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the Registrant's best interests and, with respect to any criminal action or proceeding, that such person had no reasonable cause to believe such person's conduct was unlawful; and provided, further, that the Registrant shall not be required to indemnify or advance expenses to any such person in connection with an action, suit or proceeding initiated by such person unless the initiation of such action, suit or proceeding was authorized in advance by the Registrant's Board of Directors.

     Section 5.2 of the Registrant's Bylaws, as amended, further provide that such persons are entitled to indemnity in any action initiated by or in the right of the Registrant for amounts paid in settlement (provided that the settlement and all amounts paid in connection therewith are approved in advance by the Registrant, which approval shall not be unreasonably withheld) and expenses actually and reasonably incurred in connection therewith by such persons if the standards of conduct specified above are satisfied; provided that the Registrant shall not indemnify any person for any liabilities or expenses incurred by such person in connection with an action, suit or proceeding by or in the right of the Registrant in respect of any claim, issue or matter as to which such person shall have been adjudged to, be liable for negligence or misconduct in the performance of such person's duty to the Registrant, unless and only to the extent that the court in which the action, suit or proceeding is brought determines that the person is entitled to indemnity for such expenses.

     Section 5.7 of the Registrant's Bylaws, as amended, permits the Board of Directors to authorize the Registrant to purchase and maintain insurance against any liability asserted against any person against any liability incurred by such person by reason of the fact that such person is or was serving as a director or officer of the Registrant or, at the Registrant's request, as a director, officer, trustee or in any other comparable position of another enterprise, whether or not the Registrant would have the power or obligation to indemnify such person under the provisions described above. Section 5.7 of the Bylaws further provides that the Registrant shall not be obligated to indemnify any person for any amounts which have been paid directly to such person by any insurance maintained by the Registrant; and any indemnification provided pursuant to such Bylaw shall not be used as a source of contribution to, or as a substitute for, or as a basis for recoupment of any payments pursuant to, any indemnification obligation or insurance coverage which is available from another enterprise, and payments shall be required to be made thereunder, only to the extent that the amounts in question have not been fully paid by any indemnification obligation or insurance coverage which is available from another enterprise.

     Section 5.6 of the Registrant's Bylaws, as amended, provides that the indemnification authorized and provided for by the Registrant's Articles of Incorporation, as amended, and Bylaws, as amended, is not exclusive of any other rights to which those seeking indemnification may be entitled under any statute, agreement, vote of shareholders or disinterested directors, policy of insurance or otherwise, both as to action in their official capacities and as to action in other capacities while holding their respective offices.

     The Registrant has obtained directors' and officers' liability insurance which (subject to certain conditions, limits and deductibles) (i) insures officers and directors of the Registrant against loss arising from certain claims made against them by reason of their being directors or officers.

     The Registrant has entered into indemnification agreements (the "Agreements") with certain directors and officers (the "Indemnitees") of the Registrant. The Agreements provide that the Registrant will either maintain certain insurance policies or self-insure against directors' and officers' liabilities to be insured under such insurance policies. Under the Agreements, the Registrant will provide indemnity against any and all liabilities and expenses actually and reasonably incurred by Indemnitees in connection with any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative, investigative or appellate (including an action by or in the right of the Registrant) to which the Indemnitee is, was or at any time becomes a party, or is threatened to be made a party, by reason of the fact that the Indemnitee is, was or at any time becomes a director or officer of the Registrant, or is or was serving at the request of or on behalf of the Registrant as a director, officer, trustee or in any other comparable position of any other enterprise. The Registrant will not hold Indemnitees harmless or provide indemnification pursuant to the Agreements:

     (a) except to the extent that the aggregate amount of losses indemnified thereunder exceeds the amount of such losses for which the Indemnitee is indemnified (i) pursuant to the Registrant's Articles of Incorporation, as amended, Bylaws, as amended, vote of shareholders or disinterested directors or other agreement or (ii) otherwise than pursuant to the Agreements;

     (b) in respect of remuneration paid to Indemnitees if it shall be determined by a final judgment or other final adjudication that such remuneration was in violation of law;

     (c) on account of any suit for an accounting of profits made from the purchase or sale by Indemnitees of securities of the Registrant pursuant to Section 16(b) of the Securities Exchange Act of 1934, as amended, and amendments thereto or similar provisions of any federal, state or local law;

     (d) on account of Indemnitees' conduct which is finally adjudged by a court to have been knowingly fraudulent, deliberately dishonest or a knowing violation of law;

     (e) if a final adjudication by a court having jurisdiction in the matter shall determine that such indemnification is not lawful;

     (f) in connection with an action, suit or proceeding initiated by Indemnitees prior to a change in control of the Registrant unless (i) the initiation of such action, suit or proceeding was authorized by the Registrant's Board of Directors,
          (ii) the Indemnitee is successful in maintaining an action in a court of competent jurisdiction against the Registrant in determining that the Indemnitee is entitled to indemnification under the Agreements following a determination made under the terms of the Agreements that the Indemnitee is not so entitled or
          (iii) the Registrant's Board of Directors finds such indemnification appropriate under the specific circumstances and such indemnification is otherwise consistent with the Agreements; or

     (g) for any amounts which have been paid directly to such person by any insurance maintained by the Registrant; and any indemnification provided pursuant to the Agreements shall not be used as a source of contribution to, or as a substitute for, or as a basis for recoupment of any payments pursuant to, any indemnification obligation or insurance coverage which is available from another enterprise, and payments shall be required to be made under the Agreements, only to the extent that the amounts in question have not been fully paid by any indemnification obligation or insurance coverage which is available from another enterprise.

Item 8.  Exhibits.

       The   following   exhibits  are  submitted   herewith   or
incorporated by reference herein:

Exhibit
 Number     Exhibit

   5        Opinion of Lewis, Rice & Fingersh, L.C.

  23(a)     Consent of Lewis, Rice & Fingersh, L.C.
            (included as part of Exhibit 5).

  23(b)     Consent of PricewaterhouseCoopers LLP.

  24        Powers of Attorney.


Item 9.  Undertakings.

     (a)  The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                           SIGNATURES

     The Registrant. Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Louis, State of Missouri, as of July 29, 1999.


                              RIGHTCHOICE MANAGED CARE, INC.


                              By /s/ John A. O'Rourke
                                 John A. O'Rourke
                                 President and Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Name                    Title                                    Date

/s/ John A. O'Rourke    President, Chief Executive          July 29, 1999
John A. O'Rourke        Officer, and Director (principal
                        executive officer)

/s/ Sandra Van Trease   Senior Executive Vice President     July 29, 1999
Sandra Van Trease       and Chief Financial Officer
                        and Chief Operating Officer
                        (principal financial and
                        accounting officer)

      *                 Director                            July 29, 1999
Norman J. Tice



      *                 Director                            July 29, 1999
William H. T. Bush



        *               Director                            July 29, 1999
Ronald G. Evens, M.D.



        *               Director                            July 29, 1999
Earle H. Harbison, Jr.



        *               Director                            July 29, 1999
Roger B. Porter, Ph.D.



        *               Director                            July 29, 1999
Gloria W. White



*    By:       /s/ Angela F. Braly


          Attorney-in-fact

                 RIGHTCHOICE MANAGED CARE, INC.
                 FORM S-8 REGISTRATION STATEMENT

                          Exhibit Index


Exhibit No.                 Exhibit

   5               Opinion of Lewis, Rice & Fingersh, L.C.

  23(a) Consent of Lewis, Rice & Fingersh, L.C. (included as part of Exhibit 5).

  23(b)            Consent of PricewaterhouseCoopers LLP.

  24               Powers of Attorney.